As filed with the Securities and Exchange Commission on June 24, 2021

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sezzle Inc.

(Exact name of registrant as specified in its charter)

Delaware	251 N 1st Ave, Suite 200 Minneapolis, MN 55401	81-0971660
(State or other jurisdiction of	(Address of principal executive offices)	(I.R.S. Employer
Incorporation or organization)		Identification No.)

Sezzle Employee Stock Option Plan

Sezzle Inc. 2019 Equity Incentive Plan

Sezzle Inc. 2021 Equity Incentive Plan

(Full title of the Plan)

Charles Youakim Chief Executive Officer Sezzle Inc. 251 N 1st Ave, Suite 200 Minneapolis, MN 55401 (651) 504-5402 (Name and address of agent for service)	Copy to: Martin R. Rosenbaum, Esq. Maslon LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402 (612) 672-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☑	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)		Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.00001 per share
Sezzle Employee Stock Option Plan Stock Options	6,269,516	(3)	$0.05	(4)	$313,475.80	$34.20
Sezzle Inc. 2019 Equity Incentive Plan Stock Options	18,464,685	(5)	$2.43	(6)	$44,869,184.55	$4,895.23
Sezzle Inc. 2019 Equity Incentive Plan RSUs	2,544,938	(7)	$6.29	(8)	$16,007,660.02	$1,746.44
Sezzle Inc. 2021 Equity Incentive Plan Stock Options	22,500	(9)	$6.57	(10)	$147,825.00	$16.13
Sezzle Inc. 2021 Equity Incentive Plan Common Stock	24,977,500	(11)	$6.29	(8)	$157,108,475.00	$17,140.53
Total	52,279,139		-		$218,446,620.37	$23,832.53

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement.

(2)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 0.7499 to convert Australian dollars to U.S. dollars as of June 18, 2021, as announced by the Federal Reserve as of 12:00 p.m., Eastern Time.

(3)	Represents shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding under the Sezzle Employee Stock Option Plan (the “Option Plan”).

(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $0.05, which is the weighted-average exercise price for common stock options outstanding under the Option Plan.

(5)	Represents shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding under the Sezzle Inc. 2019 Equity Incentive Plan (the “2019 Plan”).

(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $2.43, which is the weighted-average exercise price for common stock options outstanding under the 2019 Plan.

(7)	Represents shares of common stock reserved for issuance pursuant to unvested RSUs outstanding under the 2019 Plan.

(8)	Estimated in accordance with Rule 457(c) and (h) and based upon the average of the high and low sale prices of the registrant’s common stock on June 18, 2021, as reported in the form of CHESS Depositary Interests, or CDIs, on the Australian Securities Exchange, or the ASX.

(9)	Represents shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding under the Sezzle Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

(10)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $8.76, which is the weighted-average exercise price for common stock options outstanding under the 2021 Plan.

(11)	Represents shares of common stock available for future issuance under the 2021 Plan, including 104,814 shares reserved for issuance pursuant to unvested RSUs outstanding under the 2021 Plan.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the plan as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by this reference:

(a)	The description of the registrant’s Common Stock contained in the registrant’s Amendment No. 1 to Registration Statement on Form 10 filed on June 10, 2021 (File No. 000-56267), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are a Delaware corporation and certain provisions of the Delaware Statutes and our bylaws provide for indemnification of our officers and directors against liabilities that they may incur in such capacities.  A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of the Company in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article VIII of our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Sezzle Employee Stock Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Registration Statement on Form 10 filed on June 10, 2021 (File No. 000-56267))

4.2	Sezzle Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Registration Statement on Form 10 filed on June 10, 2021 (File No. 000-56267))

4.3	Sezzle Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registration Statement on Form 10 filed on June 10, 2021 (File No. 000-56267))

5.1	Opinion of General Counsel as to the legality of the securities being registered (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm – Baker Tilly US, LLP (filed herewith)

23.2	Consent of General Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereof)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on June 24, 2021.

Sezzle Inc.

By:	/s/ Charles Youakim
Name:	Charles Youakim
Title:	Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Sezzle Inc. hereby constitute and appoint Charles Youakim and Karen Hartje, each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement and power of attorney have been signed by the following persons in the capacities indicated on June 24, 2021:

Signature	Capacity

/s/ Charles Youakim	Executive Chairman and Chief Executive Officer
Charles Youakim	(Principal Executive Officer)

/s/ Karen Hartje	Chief Financial Officer
Karen Hartje	(Principal Financial Officer)

/s/ Justin Krause	Vice President Finance and Controller
Justin Krause	(Principal Accounting Officer)

/s/ Paul Paradis	Executive Director and President
Paul Paradis

/s/ Paul Lahiff	Director
Paul Lahiff

/s/ Kathleen Pierce-Gilmore	Director
Kathleen Pierce-Gilmore

Director
Mike Cutter

/s/ Paul Purcell	Director
Paul Purcell

EXHIBIT INDEX

Exhibit	Description

4.1	Sezzle Employee Stock Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Registration Statement on Form 10 filed on June 10, 2021 (File No. 000-56267))

4.2	Sezzle Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Registration Statement on Form 10 filed on June 10, 2021 (File No. 000-56267))

4.3	Sezzle Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registration Statement on Form 10 filed on June 10, 2021 (File No. 000-56267))

5.1	Opinion of General Counsel as to the legality of the securities being registered*

23.1	Consent of Independent Registered Public Accounting Firm – Baker Tilly US, LLP*

23.2	Consent of General Counsel (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page hereof)*

*	Filed herewith